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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Media Corporation

        We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation of our reports dated February 28, 2008 with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Liberty Media Corporation.

Form	Registration Statement No.	Description
S-8	333-134067	LMC 401 (k) Plan
S-8	333-134115	LMC Incentive Plan
S-8	333-134114	Non-employee Director Plan
S-8	333-136856	Buyseasons Acquisition
S-8	333-142626	2007 LMC Incentive Plan

        Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company's adoption, effective January 1, 2007, of Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and effective January 1, 2006, the Company's adoption of SFAS No. 123(R), Share-Based Payment.

KPMG LLP

Denver, Colorado
February 28, 2008

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Consent of Independent Registered Public Accounting Firm